Exhibit 10.44

Termination Agreement

Vertis Digital Services Limited

and

Adriaan Roosen

9 November 2005

THIS AGREEMENT is made on 9 November 2005

BETWEEN:

(1)                                      VERTIS DIGITAL SERVICES LIMITED whose registered office is at The Green Building, 50-54 Beak Street, London W1F 9RN (the “Company”); and

(2)                                      ADRIAAN ROOSEN whose address is Stationsweg 26, 6861 EH Oosterbeek, The Netherlands (the “Executive”).

RECITALS

(A)                                  The Executive has been employed by the Company under the terms of a service agreement dated 31 August 2003 made between the Executive and Vertis Digital Services Limited (the “Service Agreement”).

(B)                                    The Company is entering into this termination agreement for itself and as agent for all its Group Companies and is duly authorised on their behalf.

(C)                                    The Executive has received independent legal advice from a qualified lawyer as to the terms and effect of this termination agreement.

THE PARTIES AGREE AS FOLLOWS:

1.                                           In this agreement the following terms shall have the meanings set out below:

“Group Company” means the Company, its holding company (as defined in section 736 of the Companies Act 1985) or any subsidiary undertaking (as defined in section 258 of the Companies Act 1985) or associated company (as defined in sections 416 et seq. of the Income and Corporation Taxes Act 1988) of the Company’s holding company;

“HMRC” means Her Majesty’s Revenue & Customs and, where relevant, any predecessor body which carried out part of its functions; and

“Termination Date” means 1 November 2005.

2.                                           The Executive and the Company:

(a)                            accepts and confirms the termination of his employment with the Company and any Group Companies with effect from the Termination Date save for clauses 6 and 7  of the Service Agreement which, subject to clause 7 below, is intended to, and which the Executive agrees does, survive termination;

(b)                           shall, subject to clause 2.3, be entitled to receive his salary and contractual benefits up to and including the Termination Date in the normal way (subject to the normal PAYE deductions);

(c)                            shall not be entitled to receive any payments in respect of bonus or commission for the period up to the Termination Date; and

(d)                           shall, until the Termination Date, remain on garden leave as agreed with the Company on 6 July 2005.

3.                                           The Executive warrants:

(a)                            that he has resigned from any directorships he holds in the Company and from all other offices which he holds with any other Group Companies;

(b)                           that he does not hold any trusteeships; and

(c)                            that he does not hold any qualifying or nominee shareholdings as a result of his employment by the Company.

4.                                           The Executive will be separately notified of any rights and/or options that may be available to him under the Executive’s pension scheme and any Company or Group Company shares, share incentive plan or stock option plan as at the Termination Date by the trustees or administrators of the scheme in accordance with the rules of the relevant Plan/Scheme.

5.                                           By way of compensation for loss of office and the early termination of the Executive’s employment (and provided he has returned to the Company a copy of this agreement signed by him and his adviser and satisfies the provisions of this agreement), the Company shall:

(a)                            pay to the Executive the sum of £185,000 (less such United Kingdom tax and other statutory deductions that it is obliged to deduct from such payment). This sum shall be paid following receipt by the Executive of a form P45 and within 14 days following the later of the Termination Date and the date on which the Company receives a copy of this agreement executed by the Executive. Provided a form P45 has been issued before the payment is made, income tax at 22 per cent. will be deducted from the payment remainder. National insurance contributions will also be deducted;

(b)                           (subject to the rules of the scheme as amended from time to time HMRC limits in force and as amended from time to time) procure that a special contribution of £9,250 is made into the Vertis Group pension plan with Norwich Union prior to the Termination Date to augment the Executive’s benefits under the scheme. If the Company cannot make the special contribution in whole or in part because of such rules or HMRC limits, then the Company will pay into the scheme the maximum amount that can be paid into the scheme and will pay the remainder of the special contribution to the Executive (less such United Kingdom tax and other statutory deductions that it is obliged to deduct from such payments);

(c)                            contribute up to £500 (including any disbursements but excluding VAT) towards the legal fees incurred by the Executive in reaching this agreement. This payment shall be made directly to the legal advisers following receipt of appropriate invoices addressed to the Executive in accordance with the appropriate HMRC extra-statutory concession;

(d)                           will be subject to tax and national insurance contributions in the normal way; and

(e)                            respond to any written requests for a reference that are addressed to Chief Legal Officer, Vertis, Inc., 18th Floor, 250 West Pratt Street, Baltimore, Maryland 21201, USA in accordance with the pro forma reference in schedule 1 provided that the Company may make amendments or deviations from the pro forma reference that (acting reasonably) it considers necessary as a result of information concerning the Executive’s employment with the Company or its termination that comes to the attention of the Company only after the date of signing of this agreement. Whilst any such reference will be given in confidence and good faith, neither the Company nor its officers or employees will be responsible or liable to the Executive, the recipient of the reference or any third party for any errors, omissions or inaccuracies in the information it contains or for any loss or damage that may result from it. The Company reserves the right to make such disclosures as required by law or to comply with regulatory requirements, even if this means straying from the reference within schedule 1.

6.                                           The payments and benefits referred to in clause 5 above (the “Settlement”) shall be subject to the following conditions:

(a)                            the Executive agrees that he has carefully considered all the facts and circumstances relating to his office and employment and its their termination and accepts the Settlement in full and final settlement of:

(i)                              the following particular claims:

all claims for damages for breach of contract;

unfair dismissal claims;

claims in relation to redundancy;

equal pay claims;

claims for discrimination on the grounds of sex, race, disability, religion or belief, sexual orientation or part-time or fixed-term status;

claims for victimisation;

claims for unlawful deductions from wages;

claims that he has been dismissed or has otherwise suffered a detriment for making a qualifying and protected disclosure for the purposes of part IVA of the Employment Rights Act 1996; and

claims in relation to the right to be accompanied under the a claim for compensation under section 13 of the Data Protection Act 1998.

(ii)                           the following additional claims:

(A)                        claims under the Working Time Regulations 1998;

claims under the National Minimum Wage Act 1998;

claims under the Trade Union and Labour Relations (Consolidation) Act 1992;

claims arising under the Information and Consultation of Employees Regulations 2004;

claims in relation to European works councils;

claims in relation to requests for flexible working;

claims under the Protection from Harassment Act 1997;

claims in relation to the failure to provide written particulars of employment under section 1 of the Employment Rights Act 1996 (as amended);

a claim for compensation under section 13 of the Data Protection Act 1998; and

any claims under the Group Company’s executive compensation or equity plans.

(iii)                        any other rights of action whatsoever and howsoever arising (whether under common law, statute, European Community law or otherwise) whether in the United Kingdom or any other country or jurisdiction and whether contemplated or not which he has or may have against any Group Company or its or their employees or officers arising out of his employment or its termination or his directorships or past directorships or their termination and he irrevocably waives any such claims or rights of action which he now has or may become aware of hereafter;

(b)                           the Executive warrants that he has no claims against any Group Company or their employees or officers other than those mentioned in clause 6(a)(i)(ii) and (iii);

(c)                            the Executive hereby agrees to be responsible for the payment of any further tax and other statutory deductions (whether the same are payable in the United Kingdom or elsewhere) in respect of all and any part of the Settlement and to indemnify each and every Group Company (and to keep each and every Group Company indemnified on a continuing basis) against all and any liabilities to taxation or statutory deductions (including any interest, fines, penalties, surcharges, costs and expenses) which they may incur in respect of or by reason of all and any part of the Settlement and to the extent that any Group Company incurs any liability to tax in respect of any payment under this indemnity, the Executive shall pay such additional amounts to the Group Company as are required to ensure that the net amount received and retained by the Group Company (after tax) is equal to the full amount which would have been received and retained had no such liability to tax been incurred provided that this undertaking shall not confer any right on any Group Company to recover secondary class 1 or class 1A or primary class 1 national insurance contributions to the extent that recovery of the same is prohibited by law. Before making any further payment of tax or other statutory deductions in relation to the Settlement or requiring any payment from the Executive under this indemnity, the Company will inform the Executive of the body claiming that the payment is due, provide the Executive with all documentation relating to the claim, consult with the Executive regarding any response to such claim and providing it does not mean that the payment is made out of time give the Executive (or his advisers) an opportunity to write to the relevant body disputing the claim;

(d)                           the Executive warrants that he has returned to the Company all documents (including copies), software, credit or charge cards and any other property belonging to any of the Group Companies, that he has not downloaded any information or software belonging to any Group Company, that he has disclosed any passwords or computer access codes relevant to the business of any Group Company and he undertakes to return to the Company forthwith any such property which may come into his possession or control in the future and that all correspondence or e-mails belonging to the Company and held on the Executive’s personal computer are transferred to compact disc or similar media and returned to the Company and that any copies held on the personal computer are permanently deleted;

(e)                            without prejudice to the Executive’s common law and contractual obligations, he hereby undertakes that he will not at any time use or disclose to any person, company, firm, individual or organisation (except with the agreement of the Company or as required by law) any trade secret or confidential information belonging or relating to any Group Company which he obtained during his employment with any such companies including but not limited to details of actual and potential customers, suppliers, trade agents, arrangements, discounts or terms of business and the terms of this agreement. This shall not apply to any such information which comes into the public domain as a result of a disclosure required by law or a protected disclosure under the Public Interest Disclosure Act 1998 or by some means other than an unauthorised disclosure by the Executive or the disclosure of the terms of this agreement to the Executive’s professional advisers provided always that disclosure to the Executive’s professional advisers shall be on terms that they agree to keep the same confidential;

(f)                              the Executive warrants that he has made a full and frank disclosure to John Howard of all matters which might reasonably affect the willingness of the Company to enter into this agreement;

(g)                           the Executive hereby warrants that:

(i)                              having received independent legal advice from Caroline Omare of Colman Coyle Solicitors, a qualified lawyer, he has raised all and any claims, complaints or potential proceedings that he may have arising out of the termination of his employment on the Termination Date, namely those claims listed in clause 6(a)(i)(ii) and (iii);

(ii)                           he has received independent legal advice from Caroline Omare as to the terms and effect of this agreement and the fact that he will be precluded from bringing a claim against any Group Company relating to his employment or his directorships or their termination including (but not limited to) any claim for breach of contract, unfair dismissal, redundancy, equal pay, discrimination on the grounds of race, sex, disability, religion or belief, sexual orientation or part-time or fixed-term status, victimisation, unlawful deductions from wages, claims in relation to the Working Time Regulations 1998, the national minimum wage, the Trade Union and Labour Relations (Consolidation) Act 1992, European works councils, requests for flexible working, the Protection from Harassment Act 1997, or claims that he has been dismissed or has otherwise suffered a detriment for making a qualifying and protected disclosure for the purposes of part IVA of the Employment Rights Act 1996, the Information and Consultation of Employees Regulations 2004 and the Data Protection Act 1998;

(iii)                        the solicitor who advised him holds (and held at the time the advice was given) a current practising certificate issued by The Law Society;

(iv)                       there is (and was at the time the advice was given) a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by the Executive in respect of any loss arising in consequence of the advice;

(v)                          he has received satisfactory evidence of the above facts;

(vi)                       neither Caroline Omare nor Colman Coyle Solicitors acted for any Group Company in relation to the termination of the Executive’s employment with the Company or this agreement; and

(vii)                    Caroline Omare shall sign this agreement to confirm the facts in this clause 6(h) are correct.

The conditions regulating compromise agreements contained in section 77 of the Sex Discrimination Act 1975, section 72 of the Race Relations Act 1976, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, schedule 3A of the Disability Discrimination Act 1995, section 203 of the Employment Rights Act 1996, Regulation 35(2) of the Working Time Regulations 1998, section 49 of the National Minimum Wage Act 1998, Regulation 41(3) of the Transnational Information and Consultation of Employees Regulations 1999, Regulation 9 of the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000 and Regulation 10 of the Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Schedule 4 of the Employment

Equality (Religion or Belief) Regulations 2003 and Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003 and the Information and Consultation of Employees Regulations 2004 have therefore been satisfied;

(h)                           If the Executive (i) breaches any material term of this agreement; or (ii) raises any grievance in writing with any Group Company within four months of the Termination Date or (iii) commences proceedings against the Company or any Group Company in breach of this agreement then he will pay to the Company on demand by way of liquidated damages an amount equivalent to, in the case of (i) above, the damages suffered by the Company as a result of the breach or, in the case of (ii) or (iii) above, the value of any damages, amount of profits or other compensation sought by the Executive, or the amount which could be awarded in such proceedings, and in both cases the Company’s costs in connection with such breach or proceedings and any such payment shall be recoverable as a debt; and

(i)                               the Executive warrants that he will not hold himself out as representing the Company or make to any third party any misleading, untrue or derogatory statements (whether orally or in writing) about any Group Company or their officers or employees.

7.                                           The Executive undertakes and agrees to abide by the terms of clause 6 of the Service Agreement as a separate and distinct obligation of this agreement and as if the terms of such clause were set out herein save that for the purposes of clause 6(g)(i) of the Service Agreement the Company consents to the Executive undertaking work for Bezier Limited. For the avoidance of doubt the Executive may not be engaged, assist or be interested in any other undertaking which may contravene clause 6(g)(i) without the Company’s prior written consent and the other terms of clause 6 remain in full force and effect whether the Executive is working for Bezier Limited or otherwise.

8.                                           Once executed by both parties this agreement will form an open and binding agreement notwithstanding the fact that the front sheet is marked “without prejudice” and “subject to contract”.

9.                                           The Contracts (Rights of Third Parties) Act 1999 shall only apply to this agreement in relation to any Group Company. No person other than the parties to this agreement and any Group Company and the directors of any Group Company shall have any rights under it and it will not be enforceable by any person other than those parties.

10.                                     If any provision or part of a provision of this agreement shall be or become void or unenforceable for any reason, this shall not affect the validity of that provision or any remaining provisions of this agreement in this or any other jurisdiction and the provision may be severable and if any provision would be treated as valid and effective if part of the wording was deleted, it shall apply with such modifications as necessary to make it valid and effective.

11.                                     This agreement may be executed by counterparts which together shall constitute one agreement. Either party may enter into this agreement by executing a counterpart and this agreement shall not take effect until it has been executed by both parties. Delivery of an executed counterpart or a signature page by facsimile shall take effect as delivery of an executed counterpart of this agreement provided that the relevant party shall give the other the original of such page as soon as reasonably practicable thereafter.

12.                                     This agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with English law. Each of the parties to this agreement irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes which may arise out of or in connection with this agreement and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England and Wales.

IN WITNESS whereof this agreement has been executed as a deed and delivered on the date first above written.

Signed as a deed by	)	/S/ Adriaan Roosen
Adriaan Roosen	)
in the presence of:	)

Witness signature:		/S/ Danielle Garkov

Witness name:		Danielle Garkov

Witness address:		Coleman Coyle (Solicitors)

Wells House, 80 Upper Street

Islington, London N1 0NU

DX 147080 Islington 5

Witness occupation:		Solicitor (Trainee)

Signed by George Moore for and on	)	/S/ George Moore
behalf of Vertis Digital Services	)
Limited	)

Signature of the Executive’s adviser as referred to

in clause 6

Signed by the Executive’s
adviser Caroline Omare of
Colman Coyle Solicitors	/S/ Caroline Omare
Date:

SCHEDULE 1

Pro Forma Reference

[to be typed on the headed notepaper of the employer]

[Name]

[Address]

• 200•

PRIVATE & CONFIDENTIAL

Dear [insert name]

Re: Adriaan Roosen

I write further to your letter of • 200• in which you requested a reference for Adriaan Rossen.

Adriaan joined Vertis Digital Services Limited (the “Company”) on • 200• as Managing Director of Vertis Europe.

Adriaan left the Company’s employment on • 200•.

This reference is given in confidence and only for the purposes for which it was requested. Whilst it is given in good faith, it is on the strict understanding that neither the Company nor any of its officers or employees has any responsibility or liability to you, the subject of this reference, or any third party for any errors, omissions or inaccuracies in the information it contains or for any loss or damage that may result from reliance being placed upon this reference.

Yours sincerely

For and on behalf of Vertis, Inc.